Exhibit 99.1

FOR IMMEDIATE RELEASE
	Contact:	Ralph Finkenbrink President, CEO Ph # - 727-726-0763	NASDAQ: NICK Web site: www.nicholasfinancial.com

Nicholas Financial, Inc. Corporate Headquarters
2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759

Nicholas Financial Makes Announcement Regarding Status of

Arrangement Agreement with Prospect Capital

June 12, 2014 – Clearwater, Florida - Nicholas Financial, Inc. (the “Company”) (NASDAQ: NICK) is filing this Current Report on Form 8-K to report that, on June 11, 2014, the Company’s Board of Directors (the “Board”) held a special meeting to consider the status of the Company’s proposed transaction with Prospect Capital Corporation (“Prospect”) in light of the pending June 12, 2014 termination deadline. As previously disclosed, on December 17, 2013, the Company entered into an arrangement agreement (the “Arrangement Agreement”) whereby the Company agreed to sell all of its issued and outstanding Common Shares to an indirect wholly-owned subsidiary of Prospect, pursuant to a plan of arrangement (the “Arrangement”) under the Business Corporations Act (British Columbia). Prospect (NASDAQ: PSEC) (www.prospectstreet.com) is a closed-end investment company that has filed an election to be treated as a business development company under the Investment Company Act of 1940. It focuses on lending to and investing in private businesses. Prospect’s investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

The termination deadline for completion of the Arrangement pursuant to the Arrangement Agreement is June 12, 2014. At its June 11, 2014 meeting, the Company’s Board of Directors determined to terminate the Arrangement Agreement on the basis that certain conditions requisite to consummation of the Arrangement could not be satisfied by the termination deadline. The Board of Directors further determined to continue to retain Janney Montgomery Scott LLC as its independent financial advisor to assist the Board in evaluating strategic alternatives for the Company, including, but not limited to, the possible sale of the Company to Prospect or another third party, potential acquisition and expansion opportunities, and/or a possible debt or equity financing.

The statements contained in this Current Report on Form 8-K that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 31E of the Securities Exchange Act of 1934, including statements regarding the Company’s expectations, hopes, beliefs, intentions, or strategies regarding the future. Forward-looking statements include statements regarding, among other things, the future intentions of the Board of Directors of the Company regarding possible strategic alternatives. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. All forward-looking statements included in this document are based on information available to the Company on the date hereof and the Company assumes no obligation to update any such forward-looking statement. Prospective investors should also consult the risks described from time to time in the Company’s Reports on Forms 8-K, 10-Q and 10-K and Annual Reports to Shareholders.